UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 16, 2011

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 20, 2011, Pacific Biosciences of California, Inc. (the “Company”) implemented a reduction in its workforce of approximately 130 employees, or approximately 28% of its total workforce. The actions taken were in consideration of uncertainties associated with the economic environment and to position the Company for long-term success. The Company’s current infrastructure was staffed to support a faster adoption rate for its products. The reduction implemented will allow the Company to continue support of its growing customer base with improved service and continued product enhancements, while at the same time conserving cash.

The reduction in workforce was authorized by the Company's Board of Directors on September 16, 2011 and the employees being terminated received notification on September 20, 2011. Although the cuts were across the organization, the Company’s operations and research and development functions were most effected. In lieu of notice required under the California Worker Adjustment and Retraining Notification Act (the “WARN Act”) and other federal and state law equivalents, as applicable, departing employees will receive salary and benefits for a period of 60 days. In addition, the Company has implemented a severance benefit program that will provide for benefits which are greater than the minimum requirements of the WARN Act, such as additional cash payments determined on the basis of the affected employee’s base salary and tenure with the Company, as well as outplacement services and Company-paid continuation of medical, dental and vision benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Payment of the termination benefits in excess of those provided for under the WARN Act is contingent on the departing employee entering into a separation agreement with the Company containing a general release of claims against the Company. As a result of the reductions, the Company expects to record a restructuring charge, comprised mainly of compensation and benefits afforded to terminated employees, of approximately $5.2 million during the third quarter of fiscal 2011. The Company anticipates that the actions associated with the reductions will be substantially completed during September 2011. All cash expenditures for restructuring related charges are expected to be substantially completed during 2011.

The Company’s cash and investments at June 30, 2011 totaled $217 million and the Company expects to end the third quarter with approximately $190 million.

The Company’s estimated restructuring charge is based on a number of assumptions. Actual results may differ materially and additional charges not currently expected may be incurred in connection with or as a result of the reductions.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected costs associated with the Company’s reduction in force, the expected timing of the payment of such costs and of the completion of actions relating to the reductions, the Company’s continued support and growth of its customer base, service improvements, product enhancements, cash conservation, and expectations regarding future cash and investment balances. These statements involve significant risks and uncertainties, including those discussed in the Company’s most recently filed Form 10-Q, and in other reports filed by the Company with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the impact of the workforce reduction on the Company’s business, unanticipated charges not currently contemplated that may occur as a result of the reduction in force, the Company’s ability to execute on its strategy and general business and economic conditions. The Company is providing this information as of September 20, 2011. The Company undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/S/ SUSAN K. BARNES
Susan K. Barnes Executive Vice President and Chief Financial Officer

Date: September 20, 2011